                                                                       Exhibit 2

James J. Kim and Agnes C. Kim are the parents of Susan Y. Kim,  David D. Kim and
John T. Kim and Susan Y. Kim is the parent of Alexandra  Panichello,  Jacqueline
Panichello  and Dylan  Panichello.  John T. Kim is the parent of Allyson Kim and
Jason  Lee Kim.  All the  directors  and  officers  of The  James  and Agnes Kim
Foundation,  Inc. (the "Kim  Foundation")  are members of the family of James J.
Kim. The Kim  Foundation  might be expected to vote those shares of common stock of the issuer it owns in concert with the James J. Kim Family.  The  co-trustees may  vote the  shares  of  common  stock of the  issuer  held by them,  in their discretion,  in concert with James J. Kim's  family.  The shares of common stock that would be received upon  conversion of the 6 1/4%  Convertible  Subordinated
Notes  are  subject  to  a  voting   agreement   which  limits,   under  certain
circumstances, voting of such shares in concert with the James J. Kim family.